         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                         The Immune Response Corporation
   ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------

     5)   Total fee paid:

          ---------------------------------------------------------------

[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ---------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------

     3)   Filing Party:

          ---------------------------------------------------------------

     4)   Date Filed:

          ---------------------------------------------------------------

                                    [COMPANY LOGO]

                           THE IMMUNE RESPONSE CORPORATION
                                  5935 DARWIN COURT
                                  CARLSBAD, CA 92008
                                    (760) 431-7080

                                                                 April 27, 1998


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held on June 11, 1998, at 9:00 a.m., at the offices of the Company, 5935 Darwin Court, Carlsbad, California.

     The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

     After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the prepaid envelope addressed to Harris Trust Company of California, our agent, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

     A copy of the Company's Annual Report to Stockholders is also enclosed.

     The Board of Directors and Management look forward to seeing you at the meeting.

                                  Sincerely yours,


                                  Dennis J. Carlo
                                  PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           THE IMMUNE RESPONSE CORPORATION

                                 ____________________

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               TO BE HELD JUNE 11, 1998

                                 ____________________

     The Annual Meeting of Stockholders of The Immune Response Corporation (the "Company") will be held at the offices of the Company, 5935 Darwin Court, Carlsbad, California, on June 11, 1998, at 9:00 a.m., for the following purposes:

     1.   To elect two Class III directors.

     2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors.

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

     The Board of Directors has fixed the close of business on April 15, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available at the Secretary's office, 5935 Darwin Court, Carlsbad, California, for ten days prior to the meeting.

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE MEETING.

                               By order of the Board of Directors.



                               Charles J. Cashion
                               SENIOR VICE PRESIDENT, FINANCE & ADMINISTRATION, CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER

April 27, 1998

                           THE IMMUNE RESPONSE CORPORATION
                                 ____________________

                                   PROXY STATEMENT

                                 ____________________

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Immune Response Corporation, a Delaware corporation (the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the offices of the Company, 5935 Darwin Court, Carlsbad, California, on June 11, 1998 and any adjournment thereof (the "Annual Meeting"). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot or the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the two nominees for Class III director listed in this Proxy Statement and FOR the approval of Proposal 2 described in the Notice of Annual Meeting and in this Proxy Statement.

     Stockholders of record at the close of business on April 15, 1998 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on such date, the Company had 22,835,115 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date.

     Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting, may request reasonable assistance or accommodation from the Company by contacting The Immune Response Corporation, Investor Relations, 5935 Darwin Court, Carlsbad, California 92008 (760) 431-7080. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by May 20, 1998.

     Directors are elected by a plurality vote. The other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

     The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock. The Company has retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies at a cost of approximately $5,000.

     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 27, 1998.

                                   IMPORTANT

     PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

                             ELECTION OF DIRECTORS

     The Company has three classes of directors serving staggered three-year terms. Class I and Class III consist of three directors each and Class II consists of four directors. Currently one Class I director's seat, one Class II director's seat and one Class III director's seat are vacant. Two Class III directors are to be elected at the Annual Meeting to serve until the 2001 Annual Meeting and until their respective successors shall have been elected and qualified or until such directors' earlier resignation, removal from office, death or incapacity. The terms of the Class I and Class II directors expire in 1999 and 2000, respectively.

     Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of Dennis J. Carlo, Ph.D. and Kevin B. Kimberlin as Class III directors. Dr. Carlo and Mr. Kimberlin are currently members of the Board of Directors of the Company. Each of the nominees has been nominated as a Class III director by the Nominating Committee of the Company's Board of Directors. In the event either of such nominees becomes unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of the other nominee and such other nominee as the Board of Directors may select. The Board of Directors has no reason to believe that either such nominee will be unable or unwilling to serve. There are no family relationships among executive officers or directors of the Company.

     Set forth below is information regarding the nominees for Class III director and the continuing directors of Class II and Class I, principal occupations at present and for the past five years, certain directorships held by each, their ages as of April 15, 1998 and the year in which each became a director of the Company.

                                                                      EXHIBIT A

                                  NAME AND PRINCIPAL OCCUPATION AT PRESENT AND     DIRECTOR
                                     FOR THE PAST FIVE YEARS; DIRECTORSHIPS          SINCE   AGE
                              ---------------------------------------------------  --------  ---
CLASS III

Dennis  J. Carlo, Ph.D.       President  and  Chief  Executive  Officer  of  the      1987    54
                              Company  since  September  1994,  Chief  Scientific
                              Officer  from  April  1987  to  September 1995, and
                              Assistant  Corporate  Secretary since October 1987,
                              C h i ef  Operating  Officer  from  April  1987  to
                              September  1994  and  Executive Vice President from
                              October  1987  to September 1994; Vice President of
                              Research  and  Development  and  Vice  President of
                              T h e r apeutic    Manufacturing    at    Hybritech
                              Incorporated,  a  biotechnology  company  that  was
                              acquired  in  March  1986 by Eli Lilly & Company, a
                              pharmaceutical  company,  from  January 1982 to May
                              1987; Director of Vyrex Corporation.

Kevin B. Kimberlin            Chairman  of  the  Board of Spencer Trask Holdings,     1986    45
                              Inc.,  an  investment  banking  company, since July
                              1991;  Secretary  of the Company from November 1986
                              to  September  1989; President of St. James Capital
                              Corp.,  an  investment  company,  from July 1991 to
                              June 1994; Director of Faroudja, Inc.


                                  NAME AND PRINCIPAL OCCUPATION AT PRESENT AND     DIRECTOR
                                     FOR THE PAST FIVE YEARS; DIRECTORSHIPS          SINCE   AGE
                              ---------------------------------------------------  --------  ---

CLASS II

Melvin Perelman, Ph.D.        Executive Vice President of Eli Lilly & Company and     1996    67
                              President  of  The Lilly Research Laboratories from
                              1986  to 1993; Director of Eli Lilly & Company from
                              1976   to  1993;  Director  of  Inhale  Therapeutic
                              Systems,  Inc.,  DataChem  Corporation  and Cinergy
                              Corporation.

John Simon, J.D., Ph.D.       Managing  Director of Allen & Company Incorporated,     1988    55
                              an investment banking company, since 1972; Director
                              of  Neurogen Corporation, Batteries Batteries, Inc.
                              and Advanced Technical Products.

William M. Sullivan           Chairman  of  the Board of Directors of the Company     1987    63
                              from  March 1987 to May 1993; Chairman of the Board
                              of  Sparta  Pharmaceuticals, Inc. from October 1991
                              to  March  1998  and  President and Chief Executive
                              Officer  from  October 1991 to March 1996; Chairman
                              of the Board, President and Chief Executive Officer
                              o f    Burroughs  Wellcome  Co.,  a  pharmaceutical
                              company,   from  December  1981  to  January  1986;
                              Director of BioVentures, Inc., ProCyte Corporation,
                              R e s earch  Corporation  Technologies  and  Sparta
                              Pharmaceuticals, Inc.

CLASS I

James B. Glavin               Chairman  of  the Board of Directors of the Company     1987    62
                              since  May 1993, Chief Executive Officer from April
                              1987 to September 1994, President from October 1987
                              to September 1994, and Treasurer from April 1987 to
                              May  1991;  Chairman  of  the Board of Directors of
                              Smith  Laboratories, Inc. ("Smith Labs"), a medical
                              products  company,  from September 1985 to May 1990
                              and Acting President and Chief Executive Officer of
                              Smith  Labs  from  September  1985  to August 1989;
                              Director    of   Gish   Biomedical   Inc.,   Inhale
                              Therapeutic Systems, Inc. and the Meridian Fund.

Philip M. Young               General Partner of U.S. Venture Partners, a venture     1987    58
                              capital  company,  since  April  1990;  Director of
                              Vical Incorporated, Zoran Corporation, FemRx, Inc.,
                              CardioThoracic  Systems,  Inc.,  3Dfx  Interactive,
                              Inc. and several privately held companies.


     The Board of Directors held six meetings during the year ended December 31, 1997. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors served.

     The Board of Directors has appointed an Executive Committee, a Stock Option and Compensation Committee, an Employee Stock Option Committee, an Audit Committee and a Nominating Committee.

     The members of the Executive Committee are James B. Glavin, Dennis J. Carlo, John Simon and Philip M. Young. The Executive Committee held two meetings during 1997. Subject to the ultimate direction and control of the Board of Directors, the Executive Committee's function is to exercise, with certain exceptions, all of the powers and authority of the Board in the management of the business and affairs of the Company.

     The members of the Stock Option and Compensation Committee are William
M. Sullivan and Kevin B. Kimberlin. The Stock Option and Compensation Committee held three meetings during 1997. The Stock Option and Compensation Committee's functions are to assist in the administration of, and grant options under, the 1989 Stock Plan and to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of the Company.

     The sole member of the Employee Stock Option Committee is Dennis J. Carlo. The Employee Stock Option Committee held twenty-six meetings during 1997. The Employee Stock Option Committee's functions are to assist in the administration of, and grant options under, the 1989 Stock Plan with respect to employees who are not officers or directors of the Company.

     The members of the Audit Committee are Kevin B. Kimberlin, John Simon and Philip M. Young. The Audit Committee held two meetings during 1997. The Audit Committee's functions are to review the scope of the annual audit, monitor the independent auditor's relationship with the Company, advise and assist the Board of Directors in evaluating the auditor's report, supervise the Company's financial and accounting organization and financial reporting and nominate for stockholder approval at the annual meeting, with the approval of the Board of Directors, a firm of certified public accountants whose duty it is to audit the financial records of the Company for the fiscal year for which it is appointed.

     The members of the Nominating Committee are William M. Sullivan and Philip M. Young. The Nominating Committee held one meeting during 1997. The Nominating Committee's function is to select and nominate individuals to fill vacancies in the Company's Board of Directors. The Nominating Committee will not consider nominees recommended by securityholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE CLASS III DIRECTOR NOMINEES LISTED ABOVE.

         STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of April 15, 1998 as to shares of Common Stock beneficially owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each of the Company's directors and nominees for director, (iii) each of the Company's executive officers named in the Summary Compensation Table set forth herein and (iv) the Company's directors and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished, or filed with the Securities and Exchange Commission, by the respective individuals or entities, as the case may be.


                                                                            BENEFICIAL OWNERSHIP
                                                                              OF COMMON STOCK
                                                                           -----------------------
                                                                           NUMBER OF       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                         SHARES       OF CLASS
------------------------------------                                       -----------   ---------
The Capital Group Companies Inc.(1)
333 South Hope Street
Los Angeles, CA 90071. . . . . . . . . . . . . . . . . . . . . . . .       1,920,000         8.4
Dennis J. Carlo(2)(3). . . . . . . . . . . . . . . . . . . . . . . .       1,096,381         4.7
James B. Glavin(4) . . . . . . . . . . . . . . . . . . . . . . . . .         407,301         1.8
Kevin B. Kimberlin(6)(7) . . . . . . . . . . . . . . . . . . . . . .       2,164,787         9.4
Philip M. Young(8)(9). . . . . . . . . . . . . . . . . . . . . . . .         128,300           *
William M. Sullivan(5) . . . . . . . . . . . . . . . . . . . . . . .          93,700           *
John Simon(10) . . . . . . . . . . . . . . . . . . . . . . . . . . .          95,000           *
Melvin Perelman(11). . . . . . . . . . . . . . . . . . . . . . . . .          18,750           *
Steven W. Brostoff(12) . . . . . . . . . . . . . . . . . . . . . . .         192,741           *
Steven P. Richieri(13) . . . . . . . . . . . . . . . . . . . . . . .         259,948         1.1
Charles J. Cashion(14) . . . . . . . . . . . . . . . . . . . . . . .         260,536         1.1
Fred C. Jensen(15) . . . . . . . . . . . . . . . . . . . . . . . . .         183,185           *
All executive officers and directors as a group (12 persons)(16) . .       4,900,629

---------------

*  Less than one percent.

(1) Based on its Schedule 13G dated February 10, 1998, wherein The Capital Group Companies, Inc. ("CGC") reported the beneficial ownership of 1,920,000 shares of Common Stock. The Schedule 13G states that the shares are owned by two subsidiaries of CGC, Capital Research and Management Company and Capital Guardian Trust Company ("CGTC") which is the beneficial owner of 1,420,000 shares of Common Stock. The Schedule 13G reports that CGC has sole power to vote or direct the vote of 1,300,000 of such shares and sole power to dispose or direct the disposition of all 1,920,000 shares, that CGTC has sole power to vote or direct the vote of 1,300,000 of such shares and sole power to discuss or direct the disposition of 1,420,000 of such shares, and that neither CGC or CGTC has shared voting or dispositive power with respect to any such shares.

(2) Includes 45,453 held in trusts for the benefit of Dr. Carlo's family, as to which Dr. Carlo maintains shared voting and investment power and includes as outstanding 673,940 shares which Dr. Carlo may acquire within 60 days after April 15, 1998 pursuant to the exercise of options.

(3) Does not include 256,410 shares which may be acquired pursuant to the exercise of warrants which have an exercise price of $14.00 and are callable by the Company if the stock trades at $28 or greater for 45 consecutive days.

(4) Includes as outstanding 296,774 shares which Mr. Glavin may acquire within 60 days after April 15, 1998 pursuant to the exercise of options.

(5) Includes as outstanding 75,000 shares which Mr. Kimberlin and Mr. Sullivan may each acquire within 60 days after April 15, 1998 pursuant to the exercise of options.

(6) Includes 16,000 shares held by a trust as to which Mr. Kimberlin is trustee and over which he has sole voting and investment power. Also, includes 35,000 shares owned by Mr. Kimberlin's wife, as to which he disclaims beneficial ownership.

(7) Does not include 1,794,871 shares which may be acquired pursuant to the exercise of warrants which have an exercise price of $14.00 and are callable by the Company if the stock trades at $28 or greater for 45 consecutive days.

(8) Includes as outstanding 95,000 shares which Mr. Young may acquire within 60 days after April 15, 1998 pursuant to the exercise of options.

(9) Includes 2,000 shares held by Mr. Young as custodian for certain members of his family, as to which Mr. Young has sole voting and investment power and as to which Mr. Young disclaims beneficial ownership.

(10) Includes as outstanding 85,000 shares which Dr. Simon may acquire within 60 days after April 15, 1998 pursuant to the exercise of options.

(11) Includes as outstanding 18,750 shares which Dr. Perelman may acquire within 60 days after April 15, 1998 pursuant to the exercise of options.

(12) Includes as outstanding 172,991 shares which Dr. Brostoff may acquire within 60 days after April 15, 1998 pursuant to the exercise of options.

(13) Includes as outstanding 258,348 shares which Mr. Richieri may acquire within 60 days after April 15, 1998 pursuant to the exercise of options.

(14) Includes as outstanding 211,711 shares which Mr. Cashion may acquire within 60 days after April 15, 1998 pursuant to the exercise of options.

(15) Includes as outstanding 170,959 shares which Dr. Jensen may acquire within 60 days after April 15, 1998 pursuant to the exercise of options.

(16) Includes as outstanding an aggregate of 2,294,692 shares which may be acquired within 60 days after April 15, 1998 pursuant to the exercise of options. Also, includes 102,173 shares held by family trusts for the benefit of family members of directors and executive officers as to which such directors and executive officers have voting and investment power.

              COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the compensation for services provided to the Company in all capacities for the fiscal years ended December 31, 1995, 1996 and 1997, by those persons who were, respectively, at December 31, 1997 the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company whose total annual salary and bonus for fiscal year 1997 exceeded $100,000 (the "Named Officers").

                         SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                       ANNUAL COMPENSATION                     COMPENSATION
                                         ---------------------------------------------------   ------------
                                                                                                   AWARDS
                                                                                               ------------
                                                                                     OTHER       SECURITIES     ALL OTHER
                                                                                     ANNUAL      UNDERLYING     COMPENSA-
NAME AND PRINCIPAL POSITION              YEAR      SALARY ($)      BONUS ($)    COMPENSATION ($) OPTIONS (#)   TION ($)(1)
---------------------------              ----      ----------      ---------    ---------------- -----------   -----------
Dennis J. Carlo. . . . . . . . . .       1997        343,417         92,138             --         54,000         10,932
    President, and                       1996        343,333             --             --        135,000         10,662
    Chief Executive Officer              1995        325,000         60,000                       430,650(2)      10,200

Steven W. Brostoff . . . . . . . .       1997        177,859         45,122        356,521(3)      36,000          7,288
    Vice President, Research             1996        185,488          5,000             --         62,601          6,018
    and Development and Chief            1995(4)     150,000         15,000         31,900(5)     109,515(6)       5,682
    Scientific Officer

Steven P. Richieri . . . . . . . .       1997(7)     182,846         51,845             --         36,000          5,785
    Senior Vice President,               1996        190,455             --             --         60,339          5,566
    Operations and Chief                 1995(8)     150,000         20,000          4,096(9)     202,903(10)      5,206
    Operating Officer

Charles J. Cashion . . . . . . . .       1997(11)    166,224         40,186             --         36,000          5,361
    Senior Vice President, Finance       1996        173,855             --             --         60,340          5,257
    and Administration, Chief            1995        150,000         10,000             --        111,921(12)      4,688
    Financial Officer,
    Secretary and Treasurer

Fred C. Jensen . . . . . . . . . .       1997        145,454         30,389         20,792(13)     22,500          2,118
    Vice President, Research             1996        152,134             --             --         44,600          2,917
    and Development                      1995        131,258          5,000             --         86,525(14)      7,487


---------------

(1) During fiscal year 1996, the Company made contributions under the 401(k) Plan for Messrs. Carlo, Brostoff, Richieri, Cashion and Jensen of $2,375, $2,375, $2,375, $2,375 and $2,118, respectively; and made contributions under the Company's long-term disability insurance plan for Messrs. Carlo, Brostoff, Richieri and Cashion of $5,965, $2,223, $2,773 and $2,012, respectively. The Company also funded a group term life insurance plan in excess of $50,000. Amounts added to compensation related to this plan for Messrs. Carlo, Brostoff, Richieri and Cashion were $2,592, $2,690, $637 and $974, respectively.

(2) Includes options to purchase 406,250 shares that were granted in exchange for unexercised options granted prior to April 19, 1995 with an exercise price above $3.25 per share.

(3) Represents the aggregate difference between the purchase price and the fair market value of 40,000 shares of the Company's Common Stock purchased between October 9, 1997 and October 21, 1997.

(4)  Appointed Chief Scientific Officer as of September 29, 1995.

(5) Represents the aggregate difference between the purchase price and the fair market value of 5,000 shares of the Company's Common Stock purchased on September 19, 1995.

(6) Includes options to purchase 83,215 shares that were granted in exchange for unexercised options granted prior to April 19, 1995 with an exercise price above $3.25 per share.

(7)  Appointed Chief Operating Officer as of January 5, 1998.

(8)  Appointed Senior Vice President, Operations as of September 29, 1995.

(9) Represents the aggregate difference between the purchase price and the fair market value of 1,600 shares of the Company's Common Stock purchased on December 29, 1995.

(10) Includes options to purchase 176,603 shares that were granted in exchange for unexercised options granted prior to April 19, 1995 with an exercise price above $3.25 per share.

(11) Appointed Senior Vice President, Finance and Administration as of January 5, 1998.

(12) Includes options to purchase 85,621 shares that were granted in exchange for unexercised options granted prior to April 19, 1995 with an exercise price above $3.25 per share.

(13) Represents the aggregate difference between the purchase price and fair market value of 1,900 shares of the Company's Common Stock purchased on December 6, 1997.

(14) Includes options to purchase 64,225 shares that were granted in exchange for unexercised options granted prior to April 19, 1995 with an exercise price above $3.25 per share.


COMPENSATION OF DIRECTORS

     Outside directors of the Company receive $1,000 per month for their services as directors, plus an additional $1,000 for each Board meeting attended and $500 for each committee meeting attended in person or $250 for each committee meeting attended by telephone. Directors are reimbursed for their expenses for each meeting attended.

     Under the 1990 Directors' Stock Option Plan of The Immune Response Corporation (the "Directors' Plan"), directors who have never been employees of the Company receive options to purchase 25,000 shares of the Company's Common Stock upon election or appointment to the Board of Directors. These options have exercise prices equal to the fair market value of the Common Stock on the date of grant. They vest in four annual installments on each of the first four anniversaries of the date of grant and, if held for at least six months, vest in full upon the nonemployee director's retirement, death or disability. The Directors' Plan also provides that each nonemployee director will receive on the date of each Annual Meeting of the Stockholders an option to purchase 6,250 shares of the Company's Common Stock with a one-year vesting period. All options granted under the Directors' Plan also vest in the event the Company is subject to a change in control as defined in the Directors' Plan.

     On September 19, 1996, Mr. Glavin entered into a one-year consulting agreement with the Company which replaced a previous consulting agreement entered into in 1994. Mr. Glavin's consulting agreement provided that Mr. Glavin would use reasonable efforts to furnish consulting services to the Company in return for an annual fee of $48,000. For consulting services rendered in 1997, Mr. Glavin was paid $65,500.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the Company's fiscal year ended December 31, 1997, Messrs. Sullivan and Kimberlin served as the members of the Company's Compensation Committee. Messrs. Sullivan and Kimberlin are directors of the Company. Mr. Sullivan was formerly the Chairman of the Board of Directors from March 1987 to May 1993. Mr. Kimberlin was formerly the Secretary of the Company from November 1986 to September 1989. None of the executive officers of the Company had any "interlock" relationship to report during the Company's fiscal year ended December 31, 1997.

CHANGE IN CONTROL ARRANGEMENTS

     The Company's 1989 Stock Plan provides that in the event of a merger or reorganization, the Company shall either continue outstanding options granted under the 1989 Stock Plan, or shall provide for the exchange of such options for a cash payment equal to the difference between the amount paid for one share under the terms of the merger or reorganization and the exercise price for each option, or shall accelerate the exercisability of each option followed by the cancellation of options not exercised, in all cases without the optionee's consent. All options granted under the 1989 Stock Plan also vest in the event that the Company is subject to a change in control.

PENSION AND LONG-TERM INCENTIVE PLANS

     The Company has no pension or long-term incentive plans.

                                 STOCK OPTIONS

     The following tables summarize option grants to and exercises by the Company's Chief Executive Officer and the Named Officers during fiscal 1997, and the value of the options held by such persons at the end of fiscal 1997. The Company does not grant Stock Appreciation Rights.

                       OPTION GRANTS IN FISCAL YEAR 1997


                                                   Individual Grants                        Grant Date Value
                              ----------------------------------------------------------   -------------------
                                 Number of       % of Total
                                Securities         Options
                                Underlying       Granted to    Exercise or
                                  Options       Employees in    Base Price    Expiration      Grant Date
                               Granted(#)(1)   Fiscal Year(2)   ($/Sh)(3)       Date(4)    Present Value($)(5)
                               -------------   --------------  -----------    ----------   -------------------
Dennis J. Carlo..............      54,000            9.35           8.19        2/3/07           $348,273
  Chief Executive Officer

Steven W. Brostoff...........      36,000            6.23           8.19        2/3/07            232,182

Steven P. Richieri...........      36,000            6.23           8.19        2/3/07            232,182

Charles J. Cashion...........      36,000            6.23           8.19        2/3/07            232,182

Fred C. Jensen...............      22,500            3.90           8.19        2/3/07            145,114

--------------
(1) Options granted in 1997 vest ratably on a daily basis over a four-year period commencing on the date of grant. The options vest immediately in the event that the Company is subject to a change in control.

(2) The Company granted options representing a total of 577,590 shares of the Company's Common Stock to employees in 1997.

(3) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

(4) The options have a term of ten years, subject to earlier termination in certain events related to termination of employment.

(5) The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997: risk free interest rate of 5.72%, expected option life of five years, expected volatility of .8288 and a dividend rate of zero. Option valuation using a Black-Scholes-based option-pricing model generates a theoretical value based upon certain factors and assumptions. Therefore, the value which is calculated is not intended to predict future prices of the Company's Common Stock. The actual value of a stock option, if any, is dependent on the future price of the stock, overall stock market conditions and continued service with the Company, since options remain exercisable for only a limited period following retirement, death or disability. There can be no assurance that the values reflected in this table or any other value will be achieved.

        AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND OPTION VALUES
                            AT END OF FISCAL YEAR 1997


                                                                        Number of
                                                                   Securities Underlying        Value of Unexercised
                                                                   Unexercised Options at      In-the-Money Options at
                                     Shares                         End of Fiscal 1997(#)      End of Fiscal 1997($)(1)
                                    Acquired         Value        -------------------------   -------------------------
                                 on Exercise(#)    Realized($)    Exercisable/Unexercisable   Exercisable/Unexercisable
                                 --------------    -----------    -------------------------   -------------------------
Dennis J. Carlo . . . . . .           --                --             632,167/112,483           $4,552,642/$571,793
  Chief Executive Officer

Steven W. Brostoff  . . . .        40,000           356,521             155,020/55,446             1,027,217/227,554

Steven P. Richieri  . . . .            --                --             239,474/58,168             1,707,529/255,052

Charles J. Cashion  . . . .            --                --             193,621/56,840             1,336,094/234,271

Fred C. Jensen  . . . . . .         1,900            20,792             159,150/35,749             1,136,651/150,537

--------------
(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 1997, the fiscal year end ($11.13 per share), minus the exercise price.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS


OVERVIEW AND PHILOSOPHY

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations with respect to the Company's executive compensation policies and practices, including the establishment of the annual total compensation for the chief executive officer ("CEO") and all executive officers. The Committee has available to it an outside compensation consultant and access to independent compensation data. The consultant provides input to assure compensation is consistent with market conditions.

     The Company has a history of using a traditional total compensation program that consists of cash and equity-based compensation. The Committee has developed a compensation policy which allows the Company to attract and retain key employees, enhance stockholder value, motivate technological innovation, foster teamwork and adequately reward employees. In developing this policy, the Committee has concluded that it is not appropriate to base a significant percentage of the compensation payable to the executive officers upon traditional financial targets, such as profit levels and return on equity. This is primarily because the Company's products are still in either development or clinical testing phases, and the Company has not yet realized any significant revenues or product sales. The Committee has based its decisions upon the following three principal compensation elements:

     - Base salary levels which are commensurate with those of comparable positions at other biotechnology companies given the level of seniority and skills possessed by the executive officer and which reflects the individual's performance with the Company over time.

     - Annual bonuses tied to the achievement of corporate and individual performance objectives and the Company's stock performance.

     - Long-term stock-based incentive awards intended to strengthen the mutuality of interests between the executive officers and the Company's stockholders.

EXECUTIVE OFFICER COMPENSATION PROGRAM COMPONENTS

     The Committee reviews the Company's compensation program to ensure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company's compensation program for executive officers consists of base salary, annual cash incentive compensation and long-term compensation in the form of stock options. In addition, certain executive officers may also be provided supplemental long-term disability insurance and life insurance.

BASE SALARY

     The Company has established salary ranges for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market in the biotechnology industry at a similar stage of product development comparable to the Company and at other companies which compete with the Company for executive talent. Base salary levels for 1997 for the Company's executive officers were based on the concept of pay for performance. Extensive salary survey data is available on the industry (for example, the annual "Biotechnology Compensation and Benefits Survey" conducted by Radford Associates and other surveys depicting regional compensation information) and is utilized by the Committee in establishing annual base salaries. Generally, the Company sets its competitive salary midpoint for an executive officer position at the median level compared to those companies surveyed. The Company then creates a salary range based on this midpoint. The range is designed to place an executive officer above or below the midpoint, according to that officer's overall experience and individual performance, corporate performance and progress in the immediately-preceding year, specific issues which are relevant to the Company and general economic conditions. Overall individual performance is measured against short-term business goals, long-term strategic goals, development of employees and the fostering of teamwork and other Company values. The base salary of the CEO and all other executive officers is reviewed annually.

ANNUAL INCENTIVE COMPENSATION

     Annual cash bonus payments are discretionary. Bonus payments, if any, to executive officers are based on two principal factors: corporate performance as compared to the Company's annual goals and objectives and individual performance relative to corporate performance and individual goals and objectives. For 1997, bonus payments were generally in recognition of the satisfaction of several significant corporate objectives during the year, including increased stockholder value based on a 35% increase in stock price, the continued clinical development of the Company's leading therapy, REMUNE-TM-, as well as autoimmune disease and cancer treatments, and the continued preclinical development of the gene delivery technology.

     The achievement of corporate goals by executive officers is evaluated by the CEO, the results of which are submitted to the Committee for review and approval. Bonus payments for the CEO are evaluated and approved by the Committee after its review of the CEO's achievement of corporate goals.

     Total base salary and any bonus payments are compared to "total compensation" as reported by the previously noted industry surveys. Such total compensation for the executive officers of the Company is consistent with the averages of such data.

STOCK OPTION PROGRAM

     To conserve its cash resources and to align the interests of the executive officers with the stockholders, the Company places special emphasis on equity-based incentives to attract, retain and motivate executive officers as well as all other employees. Under the Company's stock option plan, options are granted at the fair market value on the date of grant, generally vest over a four year period and have a term of ten years. Grants are made to all employees annually and are based on salary level and position. All employees, including executive officers, are eligible for subsequent, discretionary grants which are generally based on either individual or corporate performance. It is the Committee's intent that the best interests of stockholders and executives will be closely aligned and provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Based on external surveys, mentioned previously, the amount of option grants to each executive officer in 1997 remains competitive to similar positions in the biotechnology industry.

DISCUSSION OF 1997 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     Dr. Dennis J. Carlo is the Company's President and Chief Executive. During 1997, Dr. Carlo's base salary of $341,250 was based on individual and corporate performance and was consistent with the updated industry data for base salaries of CEOs at biopharmacuetical companies at a development stage comparable to the Company's. Dr. Carlo's bonus and future salary increases, if any, will be based upon successful completion of corporate goals, including the advancement of clinical trials, the recruitment of business and scientific collaborations and the successful commercial market introduction of products under development. Dr. Carlo's annual compensation is calculated to be commensurate with the average salaries paid by other companies in the biotechnology industry which are within the survey information available.

     In recognition of the satisfaction of several significant corporate objectives during 1997, Dr. Carlo received a stock option grant for 54,000 shares of common stock priced at the fair market value on the date of grant with a four year vesting period.

     Although all objectives for the Company were not met in 1997, and recognizing the Company's share price remained volatile, the Committee believes that Dr. Carlo made a significant contribution in 1997 in establishing a sound base for enhancing stockholder value through his skillful business efforts. The Committee recognizes that the Company's operations resulted in a net loss and expects that losses will continue until one or more of the disease treatments under development is commercialized.

MISCELLANEOUS

     Section 162(m) of the Internal Revenue Code was enacted in 1993 and became effective in 1994. Section 162(m) disallows the deductibility by the Company of any compensation over $1 million per year paid to each of the chief executive officer and the four other most highly compensated executive officers, unless certain criteria are satisfied. In 1994, the Board of Director approved the amendment of the Company's 1989 Stock Plan to, among other things, qualify for exemption from the $1 million limit on deductions under Section 162(m) with respect to option grants under the 1989 Stock Plan.

     This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Kevin B. Kimberlin
     William M. Sullivan

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the Center for Research in Securities Prices ("CRSP") Total Return Index for The Nasdaq National Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index")(1) over a five-year period. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.


                                    12/31/92    12/31/93    12/31/94    12/31/95    12/31/96     12/31/97
                                    --------    --------    --------    --------    --------     --------
The Immune Response Corporation      $100.00     $ 53.25    $ 31.17     $ 28.88     $ 42.86       $ 57.82
Nasdaq Composite                      100.00      115.76     112.28      157.69      193.09        236.22
Nasdaq Pharmaceutical                 100.00       89.10      67.06      122.68      123.04        127.15

     Assumes a $100 investment on December 31, 1992 and subsequent reinvestment of dividends in each of the Company's Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.


-----------
(1) The Nasdaq Pharmaceutical Index includes all companies on Nasdaq within SIC code 283. A copy of the list of companies which comprise the Nasdaq Pharmaceutical Index may be obtained upon request by contacting The Immune Response Corporation, Investor Relations, 5935 Darwin Court, Carlsbad, California 92008 (760) 431-7080.

                            CERTAIN TRANSACTIONS

     During 1997, the Company completed a $16.0 million private placement of units consisting of common stock and warrants to purchase common stock of the Company. These units were separately purchased at a price of $7.80 per unit by two directors of the Company, Mr. Kimberlin and Dr. Carlo. Dr. Carlo is also the Company's President and Chief Executive Officer. The units sold in the private placement consisted of 2,051,281 shares of common stock plus warrants exercisable for 2,051,281 shares of common stock. The warrants, with an exercise price of $14.00 per share, are callable by the Company if the Company's common stock trades at $28.00 per share or greater for 45 consecutive days. The warrants expire on April 17, 2001. The Company has agreed, upon request, to register with the Securities and Exchange Commission the resale of the common stock issued in the private placement and the common stock underlying the warrants issued in the private placement. In connection with the closing of the private placement in April 1997 Dr. Carlo borrowed $1,484,232.75 bearing interest at 5.73% per annum from the Company and Mr. Kimberlin borrowed $10,389,623.40 bearing interest at 5.73% per annum from the company. These loans were repaid in full in September 1997.

                                   PROPOSAL 2

                      RATIFICATION OF INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ended December 31, 1998, subject to ratification by the stockholders. Representatives of Arthur Andersen LLP are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.


                             STOCKHOLDER PROPOSALS

     To be considered for inclusion in the proxy statement for presentation at the Annual Meeting of Stockholders to be held in 1998, a stockholder proposal must be received at the offices of the Company, 5935 Darwin Court, Carlsbad, California 92008, not later than December 27, 1998.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) under the Securities and Exchange Act of 1934, as amended, the Company's directors, executive officers and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. All of the filing requirements were satisfied in 1997. In making this disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that have been filed with the Commission.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

     Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

                                       By order of the Board of Directors.



                                       Charles J. Cashion
                                       SENIOR VICE PRESIDENT, FINANCE AND
                                       ADMINISTRATION, CHIEF FINANCIAL OFFICER,
                                       SECRETARY AND TREASURER

                           THE IMMUNE RESPONSE CORPORATION
                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         FOR ANNUAL MEETING ON JUNE 11, 1998.

     DENNIS J. CARLO and CHARLES J. CASHION, or each of them, each with the power of substitution, are hereby authorized to represent as proxies and vote all shares of stock of The Immune Response Corporation (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 5935 Darwin Court, Carlsbad, California on Thursday, June 11, 1998 at 9:00 a.m. or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF THE TWO NOMINEES FOR CLASS III DIRECTOR AND FOR ITEM 2.

                    (continued and to be signed on reverse side)


-------------------------------------------------------------------------------
                            -- FOLD AND DETACH HERE --

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE TWO NOMINEES FOR CLASS III DIRECTOR AND FOR ITEM 2.
                                                              Please mark
                                                              your votes as
                                                              indicated in
                                                              this example. /X/

     FOR                       WITHHOLD
     all nominees listed       AUTHORITY
     below (except as          to vote for all
     marked to the contrary)   nominees listed below      FOR  AGAINST  ABSTAIN

1.   ELECTION OF DIRECTORS             2.   To ratify the appointment of Arthur
                                            Andersen LLP as the Company's
                                            independent auditors:
     Nominees  Dennis J. Carlo
               Kevin B. Kimberlin      3.   In their discretion, upon such other
                                            business as may properly come before
                                            the meeting.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


                                PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD
                                    PROMPTLY, USING THE ENCLOSED ENVELOPE.


Signature(s)                                          Dated:              , 1998

Please sign exactly as your name or name(s) appear on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.

--------------------------------------------------------------------------------
                         -- FOLD AND DETACH HERE --